Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the use of our reports dated February 28, 2008, in Amendment No. 1 to the Registration Statement (Form S-3 No. 333-132960) and related Prospectus of W&T Offshore, Inc. for the registration of various debt and equity securities.

/s/ Ernst & Young LLP

Houston, Texas

November 12, 2008